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                                                                       EXHIBIT 4
                   CODE OF ETHICS FOR OUR PRINCIPAL EXECUTIVE

                      OFFICERS AND SENIOR FINANCIAL OFFICER

SET FORTH BELOW IS A CODE OF ETHICS THAT COMPLIES WITH THE REQUIREMENTS OF
SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002 AND ANY CANADIAN SECURITIES REGULATIONS.

INTRODUCTION

This Code of Ethics is applicable to the Company's principal executive officers, principal financial officer or any person performing similar functions (which are referred to in this Code of Ethics as "Financial Managers"). References in this Code of Ethics to the Company mean the Company or any of its subsidiaries.

While the Company and its shareholders expect honest and ethical conduct in all aspects of our business from all employees, the Company and its shareholders expect the highest possible standards of honest and ethical conduct from our Financial Managers. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code (and the code of Business Conduct and Ethics) is a condition to your employment and any violations will be dealt with appropriately and, if warranted, severely.

In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC") and Canadian Securities regulations, any change or waiver of this code will be disclosed in our annual report on Form 40-F.

CONFLICTS OF INTEREST

A conflict of interest occurs when your personal interests interfere, or appear to interfere, in any way, with the interest of the Company. A conflict of interest can arise either when you have an interest that may make it difficult for you to perform your professional obligations fully or when you otherwise take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is not consistent with the interests of the Company. Conflicts of interests also arise when you, or a member of your family, receive improper personal benefits as a result of your position in the Company. Loans to, or guarantees of obligations of, any employees, officers, directors or any of their family members are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other entity in which you or any member of your family have a material interest.

As a Financial Manager, it is imperative that you avoid any investments, interest, association or other relationship that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company's best interest and other wise with your professional obligations to the Company.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest must be disclosed as soon as possible to the chairman of the Audit Committee and/or Chairman of the Corporate Governance Committee.

ACCURATE PERIODIC REPORTS

As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our shareholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports, documents and other public communications, or in ensuring that such reports, documents and other public communications are prepared, in accordance with the guidelines set forth below.

          o Compliance with generally accepted accounting principles is required at all times. However, technical compliance with GAAP may not be sufficient and, to the extent that technical compliance with GAAP would render financial information that the Company reports misleading, additional disclosure will be required.

          o Compliance with the Company's system of internal accounting controls is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.



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          o    Compliance with the Company's disclosure controls and procedures is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

FINANCIAL RECORDS

Financial Mangers are responsible for establishing and managing our financial reporting systems to ensure that:

          o    All financial transactions are properly authorized.

          o All records fairly and accurately reflect the transactions or occurrences to which they relate.

          o All records fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

          o The Company's accounting records do not contain any false or intentionally misleading entries.

          o No transactions are intentionally misclassified as to accounts, departments or accounting periods.

          o All transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

          o No information is concealed from the internal auditors, the independent auditors, the Audit Committee or the full board of directors.

COMPLIANCE WITH LAWS

Financial Mangers are expected to comply with both the letter and spirit of all applicable laws and government rules and regulations. You will be responsible for establishing and maintaining procedures to:

          o Educate members of the finance department about applicable laws and governmental rules and regulations.

          o Monitor compliance of the finance department with applicable laws and governmental rules and regulations.

          o Identify any possible violations of applicable laws and governmental rules and regulations and report to the Audit Committee and correct in a timely and effective manner any violations of applicable laws or governmental rules and regulations.

ETHICAL CONDUCT

Financial Managers will promote the highest standards of ethical and honest conduct in the finance department. You will be responsible for establishing and maintaining procedures that:

          o    Encourage and reward professional integrity.

          o Eliminate any pressure or incentive to achieve specific financial results by altering any records or the entries, or willfully misapplying accounting polices or GAAP, or by entering into transactions that are designed to circumvent accounting controls or otherwise disguise the true nature of the transaction.

          o Encourage members of the finance department to report deviations from accounting policies and practices.

COMPLIANCE WITH THIS CODE

If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the SEC) you will be subject to disciplinary measures, up to and including discharge from the Company.



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You are expected to report violations of this Code of Ethics promptly to the
Chairman of the Audit Committee and/or the Chairman of the Corporate Governance Committee.




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